Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202215

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED JANUARY 9, 2017

Preliminary Prospectus Supplement

(To Prospectus dated February 20, 2015)

$

General Mills, Inc.

% Notes due 2027

We are offering $         aggregate principal amount of our      % notes due                 , 2027. We will pay interest on the notes on                  and                  of each year, beginning on                 , 2017.

The notes are redeemable in whole or in part at any time at our option at the applicable redemption price described under the heading “Description of the Notes — Redemption.”

The notes will be our senior unsecured obligations and will rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds (before expenses) to General Mills		%	$

(1)	Plus accrued interest from January , 2017, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank S.A./N.V., on or about January      , 2017, against payment in immediately available funds.

Joint Book-Running Managers

Barclays	Citigroup	Deutsche Bank Securities

The date of this prospectus supplement is January     , 2017.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation by Reference” on page iii of this prospectus supplement and “Where You May Find More Information About General Mills” on page 1 of the accompanying prospectus.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the notes in any jurisdiction where the offer or sale of the notes is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

All references in this prospectus supplement and the accompanying prospectus to “General Mills,” “we,” “us” or “our” mean General Mills, Inc. and its consolidated subsidiaries except where it is clear from the context that the term means only the issuer, General Mills, Inc. Unless otherwise stated, currency amounts in this prospectus supplement and the accompanying prospectus are stated in United States dollars.

Trademarks and service marks that are owned or licensed by us or our subsidiaries are set forth in capital letters in this prospectus supplement.

ii

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room.

The SEC allows us to incorporate by reference the information we file with them into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically update and, where applicable, modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We incorporate by reference (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended, in accordance with the Securities Exchange Act of 1934, as amended, and applicable SEC rules):

•	our Annual Report on Form 10-K (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on August 15, 2016) for the fiscal year ended May 29, 2016;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 28, 2016 and November 27, 2016;

•	our Current Reports on Form 8-K filed on June 23, 2016, July 21, 2016, September 27, 2016, October 12, 2016, November 7, 2016, December 5, 2016 and December 15, 2016; and

•	any future filings we make with the SEC under Sections 13(a), l3(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus supplement.

You may request a copy of any of these filings (excluding exhibits to those documents unless they are specifically incorporated by reference in those documents) at no cost by writing to or telephoning us at the following address and phone number:

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

Attention: Corporate Secretary

(763) 764-7600

iii

SUMMARY

The information below is a summary of the more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary in conjunction with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference. This summary is not complete and may not contain all of the information you should consider before purchasing the notes.

Our Business

We are a leading global manufacturer and marketer of branded consumer foods sold through retail stores. We also are a leading supplier of branded and unbranded food products to the North American foodservice and commercial baking industries. As of May 29, 2016, we manufactured our products in 13 countries and marketed them in more than 100 countries. In addition to our consolidated operations, we have 50 percent interests in two strategic joint ventures that manufacture and market food products sold in more than 130 countries worldwide. Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

We were incorporated under the laws of the State of Delaware in 1928. As of May 29, 2016, we employed approximately 39,000 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; our telephone number is (763) 764-7600. Our Internet website address is http://www.generalmills.com. The contents of this website are not deemed to be a part of this prospectus supplement or the accompanying prospectus. See “Incorporation by Reference” on page iii of this prospectus supplement and “Where You May Find More Information About General Mills” on page 1 of the accompanying prospectus for details about information incorporated by reference into this prospectus supplement and the accompanying prospectus.

Business Segments

Our businesses are divided into three operating segments:

•	U.S. Retail;

•	International; and

•	Convenience Stores and Foodservice.

U.S. Retail

Our U.S. Retail segment accounted for 60 percent of our total fiscal 2016 net sales. Our U.S. Retail segment reflects business with a wide variety of grocery stores, mass merchandisers, membership stores, natural food chains, drug, dollar and discount chains, and e-commerce grocery providers operating throughout the United States. Our product categories in this business segment are ready-to-eat cereals, refrigerated yogurt, soup, meal kits, refrigerated and frozen dough products, dessert and baking mixes, frozen pizza and pizza snacks, grain, fruit and savory snacks, and a wide variety of organic products including meal kits, granola bars and cereal.

International

Our International segment accounted for 28 percent of our total fiscal 2016 net sales. Our International segment consists of retail and foodservice businesses outside of the United States. Our product categories include ready-to-eat cereals, shelf stable and frozen vegetables, meal kits, refrigerated and frozen dough products, dessert and baking mixes, frozen pizza snacks, refrigerated yogurt, grain and fruit snacks, and super-premium ice cream and frozen desserts. We also sell super-premium ice cream and frozen desserts directly to consumers through owned retail shops. Our International segment also includes products manufactured in the United States for export, mainly to Caribbean and Latin American markets, as well as products we manufacture for sale to our international joint ventures. Revenues from export activities and franchise fees are reported in the region or country where the end customer is located.

Convenience Stores and Foodservice

Our Convenience Stores and Foodservice segment accounted for 12 percent of our total fiscal 2016 net sales. In our Convenience Stores and Foodservice segment our major product categories are ready-to-eat cereals, snacks, refrigerated yogurt, frozen meals, unbaked and fully baked frozen dough products, and baking mixes. Many products we sell are branded to the consumer and nearly all are branded to our customers. We sell to distributors and operators in many customer channels including foodservice, convenience stores, vending and supermarket bakeries. Substantially all of this segment’s operations are located in the United States.

Joint Ventures

In addition to our consolidated operations, we participate in two joint ventures.

We have a 50 percent equity interest in Cereal Partners Worldwide, which manufactures and markets ready-to-eat cereal products in more than 130 countries outside the United States and Canada. Cereal Partners Worldwide also markets cereal bars in several European countries and manufactures private label cereals for customers in the United Kingdom. We also have a 50 percent equity interest in Häagen-Dazs Japan, Inc., which manufactures and markets HÄAGEN-DAZS ice cream products and frozen novelties.

Selected Financial Information

The following table sets forth selected consolidated historical financial data for each of the fiscal years ended May 2014 through 2016 and for the six-month periods ended November 29, 2015 and November 27, 2016. Our fiscal years end on the last Sunday in May. The selected consolidated historical financial data as of May 2015 and 2016 and for each of the fiscal years ended May 2014, 2015 and 2016 have been derived from, and should be read together with, our audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual report on Form 10-K for our fiscal year ended May 29, 2016 that we have filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected consolidated historical financial data as of November 27, 2016 and for the six-month periods ended November 29, 2015 and November 27, 2016 are unaudited and have been derived from, and should be read together with, our unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our quarterly report on Form 10-Q for our fiscal quarter ended November 27, 2016 that we have filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of our management, the unaudited historical financial data were prepared on the same basis as the audited historical financial data and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. Results of operations for the six-month period ended November 27, 2016 are not necessarily indicative of results of operations that may be expected for the full fiscal year.

	Fiscal Year Ended			Six-Month Period Ended
In millions, except percentages	May 29, 2016	May 31, 2015	May 25, 2014	November 27, 2016	November 29, 2015
Financial Results
Net sales	$16,563.1	$17,630.3	$17,909.6	$8,020.0	$8,632.8
Cost of sales	10,733.6	11,681.1	11,539.8	5,083.6	5,537.6
Selling, general and administrative expenses	3,118.9	3,328.0	3,474.3	1,420.3	1,583.9
Divestitures (gain) loss	(148.2)	—	(65.5)	13.5	(199.1)
Restructuring, impairment and other exit costs	151.4	543.9	3.6	87.9	121.4

Operating profit	2,707.4	2,077.3	2,957.4	1,414.7	1,589.0
Interest, net	303.8	315.4	302.4	149.4	149.1

Earnings before income taxes and after-tax earnings from joint ventures	2,403.6	1,761.9	2,655.0	1,265.3	1,439.9
Income taxes	755.2	586.8	883.3	404.0	510.1
After-tax earnings from joint ventures	88.4	84.3	89.6	54.0	48.9

Net earnings, including earnings attributable to redeemable and noncontrolling interests	1,736.8	1,259.4	1,861.3	915.3	978.7
Net earnings attributable to redeemable and noncontrolling interests	39.4	38.1	36.9	24.5	22.6

Net earnings attributable to General Mills	$1,697.4	$1,221.3	$1,824.4	$890.8	$956.1

Net earnings as a percentage of net sales	10.2%	6.9%	10.2%	11.1%	11.1%

Financial Position At Period End
Total assets	$21,712.3	$21,832.0		$21,602.1
Long-term debt, excluding current portion	7,057.7	7,575.3		6,542.0
Total equity	5,307.1	5,392.7		4,525.8

The Offering

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” on page S-11 of this prospectus supplement and “Description of Debt Securities” on page 3 of the accompanying prospectus for a more detailed description of the terms and conditions of the notes.

Issuer	General Mills, Inc.

Securities Offered	$ aggregate principal amount of % notes due 2027.

Maturity	The notes will mature on , 2027.

Interest on the Notes	The notes will bear interest at a rate of % per year.

Interest Payment Dates	Interest on the notes will be payable on and of each year, beginning on , 2017.

Interest on the notes will accrue from January , 2017.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to all liabilities of our subsidiaries.

Redemption	The notes are redeemable in whole or in part at any time at our option at the applicable redemption price described under the heading “Description of the Notes — Redemption.”

Change of Control Offer to Purchase	If a change of control triggering event occurs, unless we have exercised our right to redeem the notes, we will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase, as described more fully under “Description of the Notes — Change of Control Offer to Purchase.”

Further Issues	We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as a series of the notes (except for the public offering price and issue date and, in some cases, the first interest payment date). Any additional notes, together with the notes in this offering with the same terms, will constitute a single series of notes under the indenture. No additional notes of a series may be issued if an event of default has occurred with respect to that series of notes.

Sinking Fund	None.

Use of Proceeds	We intend to use the net proceeds to repay a portion of our 5.70% notes due February 15, 2017.

Denominations and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, S.A. and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective United States depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of such notes in any automated dealer quotation system.

Risk Factors	An investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Trustee, Registrar and Paying Agent	U.S. Bank National Association.

Governing Law	The State of New York.

Ratio of Earnings to Fixed Charges	Our consolidated ratios of earnings to fixed charges for each of the periods indicated is set forth below.

Six-Month Period Ended November 27, 2016	Fiscal Year Ended
	May 29, 2016	May 31, 2015	May 25, 2014	May 26, 2013	May 27, 2012
7.85	7.40	5.54	8.04	7.62	6.26

For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings before income taxes and after-tax earnings of joint ventures, distributed income of equity investees, fixed charges and amortization of capitalized interest, net of interest capitalized. Fixed charges represent gross interest expense (excluding interest on taxes) and subsidiary preferred distributions to noncontrolling interest holders, plus one-third (the proportion deemed representative of the interest factor) of rent expense.

RISK FACTORS

An investment in the notes involves risks. Before deciding whether to purchase the notes, you should consider the risks discussed below or elsewhere in this prospectus supplement, including those set forth under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page S-8 of this prospectus supplement, and in our filings with the SEC that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus supplement or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material impact on our business, prospects, financial condition or results of operations. In that case, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

We have a substantial amount of indebtedness, which could limit our financing and other options and adversely affect our ability to make payments on the notes.

We have a substantial amount of indebtedness. As of November 27, 2016, we had $9.5 billion of total debt, including $452 million of debt of our consolidated subsidiaries but excluding redeemable and noncontrolling interests in our subsidiaries held by third parties. As of November 27, 2016, interests in our subsidiaries held by third parties, shown as redeemable and noncontrolling interests on our consolidated balance sheets, totaled $1.1 billion. The agreements under which we have issued indebtedness do not prevent us from incurring additional unsecured indebtedness in the future.

Our level of indebtedness could have important consequences to holders of the notes. For example, it may limit:

•	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward; and

•	our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

There are various financial covenants and other restrictions in our debt instruments. If we fail to comply with any of these requirements, the related indebtedness (and other unrelated indebtedness) could become due and payable prior to its stated maturity, and we may not be able to repay the indebtedness that becomes due. A default under our debt instruments may also significantly affect our ability to obtain additional or alternative financing.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The notes are effectively subordinated to any secured obligations we may have outstanding and to the obligations of our subsidiaries.

Although the notes are unsubordinated obligations, they are effectively subordinated to any secured obligations we may have to the extent of the assets that serve as security for those obligations. We do not currently have any material secured obligations. In addition, since the notes are obligations exclusively of General Mills, Inc. and are not guaranteed by our subsidiaries, the notes are also effectively subordinated to all liabilities of our subsidiaries to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us, whether by paying dividends or otherwise. Our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness, or from issuing equity interests that have priority over our interests in the subsidiaries. If our subsidiaries were to incur additional debt or liabilities or to issue equity interests that have priority over our interests in the subsidiaries, our ability to pay our obligations on the notes could be adversely affected. As of November 27, 2016, our consolidated subsidiaries had $452 million of debt, and interests in subsidiaries held by third parties, shown as redeemable and noncontrolling interests on our consolidated balance sheets, totaled $1.1 billion.

We may incur additional indebtedness.

The indenture governing the notes does not prohibit us from incurring substantial additional indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the notes. The indenture governing the notes also permits unlimited additional borrowings by our subsidiaries that are effectively senior to the notes and permits our subsidiaries to issue equity interests that have priority over our interests in the subsidiaries. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness.

An active trading market may not develop for the notes.

Prior to the offering, there was no existing trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. Although the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue making a market at any time without notice.

If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of the notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

We cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings may not reflect the potential impact of all risks related to the market values of the notes. However, real or anticipated changes in our credit ratings will generally affect the market values of the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes — Change of Control Offer to Purchase.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We may have made forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “plan,” “project” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those currently anticipated or projected. We wish to caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results in future periods to differ materially from any current opinions or statements.

Our future results could be affected by a variety of factors, such as:

•	competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors;

•	economic conditions, including changes in inflation rates, interest rates, tax rates or the availability of capital;

•	product development and innovation;

•	consumer acceptance of new products and product improvements;

•	consumer reaction to pricing actions and changes in promotion levels;

•	acquisitions or dispositions of businesses or assets;

•	changes in capital structure;

•	changes in the legal and regulatory environment, including labeling and advertising regulations and litigation;

•	impairments in the carrying value of goodwill, other intangible assets or other long-lived assets or changes in the useful lives of other intangible assets;

•	changes in accounting standards and the impact of significant accounting estimates;

•	product quality and safety issues, including recalls and product liability;

•	changes in consumer demand for our products;

•	effectiveness of advertising, marketing and promotional programs;

•	changes in consumer behavior, trends and preferences, including weight loss trends;

•	consumer perception of health-related issues, including obesity;

•	consolidation in the retail environment;

•	changes in purchasing and inventory levels of significant customers;

•	fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy;

•	disruptions or inefficiencies in the supply chain;

•	effectiveness of restructuring and cost saving initiatives;

•	volatility in the market value of derivatives used to manage price risk for certain commodities;

•	benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities;

•	failure or breach of our information technology systems;

•	foreign economic conditions, including currency rate fluctuations; and

•	political unrest in foreign markets and economic uncertainty due to terrorism or war.

We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

USE OF PROCEEDS

The net proceeds of this offering, after deducting underwriting commissions and other expenses, are estimated to be approximately $            . We intend to use the net proceeds to repay a portion of our 5.70% notes due February 15, 2017.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization at November 27, 2016 and as adjusted to give effect to the sale of the notes and application of the net proceeds from the sale of the notes as described under “Use of Proceeds.” This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of November 27, 2016
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$809.7		$809.7

Short-term debt:
Notes payable	$1,421.7		$1,421.7
Current portion of long-term debt	1,507.6

Total short-term debt	2,929.3

Long-term debt:
Notes offered hereby	—
Other long-term debt	6,542.0		6,542.0

Total long-term debt	6,542.0

Total debt	9,471.3

Stockholders’ equity:
Common stock	75.5		75.5
Additional paid-in capital	1,179.4		1,179.4
Retained earnings	12,931.8		12,931.8
Common stock in treasury, at cost	(7,529.2)		(7,529.2)
Accumulated other comprehensive loss	(2,476.9)		(2,476.9)

Total stockholders’ equity	4,180.6		4,180.6
Noncontrolling interests	345.2		345.2

Total equity	4,525.8		4,525.8

Total debt and equity	$13,997.1	$

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of our debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. You should read both the following description and the one in the accompanying prospectus. The following summary does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the indenture identified below. The term “debt securities,” as used in this prospectus supplement, refers to all debt securities, including the notes, issued and issuable from time to time under the indenture. Other terms used in this summary are defined in the accompanying prospectus, the notes or the indenture; these terms have the meanings given to them in those documents.

General

We are offering $                  aggregate principal amount of our          % notes due                 , 2027. The notes will be issued as a separate series of notes under the indenture described in the accompanying prospectus. The indenture is an agreement, dated February 1, 1996, as amended, between us and U.S. Bank National Association, which acts as trustee. The indenture does not limit the amount of debt securities we may issue.

We will issue the notes in book-entry form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes and the indenture are governed by, and will be construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes (except for the public offering price and issue date and, in some cases, the first interest payment date). Any such additional notes, together with the notes in this offering, will constitute a single series of notes under the indenture; provided that, if the additional notes are not fungible with the notes in this offering for United States federal income tax purposes, the additional notes will have a different CUSIP number. No such additional notes may be issued if an event of default has occurred with respect to the notes.

The Notes

The notes will mature on                 , 2027. We will pay interest on the notes at the rate of          % per year semi-annually in arrears on                  and                  of each year, beginning on                 , 2017, to holders of record on the preceding                  and                 . Interest payments for the notes will include accrued interest from and including January         , 2017 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to but excluding the next interest payment date or the date of maturity, as the case may be. Interest payable at the maturity of the notes will be payable to the registered holders of the notes to whom the principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date on the notes falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on that payment will accrue for the period from and after the interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. A “business day” is any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

Ranking

The notes will be our unsecured and unsubordinated obligations. The notes will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, because the notes are only our obligation and are not guaranteed by our subsidiaries, creditors of each of our subsidiaries, including trade creditors and owners of preferred equity of our subsidiaries, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the notes. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries, and to claims of owners of preferred equity of our subsidiaries. As of November 27, 2016, we had $9.5 billion of total debt, including $452 million of debt of our consolidated subsidiaries. As of November 27, 2016, interests in subsidiaries held by third parties, shown as redeemable and noncontrolling interests on our consolidated balance sheets, totaled $1.1 billion. We do not currently have any material secured obligations. We or our subsidiaries may incur additional obligations in the future.

Redemption

As explained below, we may redeem the notes before they mature. This means we may repay the notes early. The notes to be redeemed will stop bearing interest on the redemption date, even if you do not collect your money. We will give you between 15 and 45 days’ notice before the redemption date.

We are not required (i) to register, transfer or exchange the notes during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any notes so selected for redemption, except for the unredeemed portion of any note being redeemed in part.

We may redeem the notes, in whole or in part, at any time and from time to time. The redemption price for the notes to be redeemed on any redemption date that is prior to                 , 2026 (the date that is three months prior to the maturity date) (the “Par Call Date”) will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed) at the adjusted treasury rate, plus          basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for the notes to be redeemed on any redemption date that is on or after the Par Call Date will be equal to 100% of the principal amount of the notes being redeemed on the redemption date, plus accrued and unpaid interest on the notes to the date of redemption. In any case, the principal amount of a note remaining outstanding after a redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

In connection with such optional redemption of notes, the following defined terms apply:

•	“Adjusted treasury rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

•	“Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

•	“Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

•	“Quotation agent” means the reference treasury dealer appointed by the trustee after consultation with us.

•	“Reference treasury dealer” means any primary United States government securities dealer in the United States selected by the trustee after consultation with us.

•	“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m., in the City of New York, on the third business day preceding such redemption date.

Change of Control Offer to Purchase

If a change of control triggering event occurs, holders of notes may require us to repurchase all or any part (equal to an integral multiple of $1,000) of their notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such notes to the date of purchase (unless a notice of redemption has been mailed within 30 days after such change of control triggering event stating that all of the notes will be redeemed as described above); provided that the principal amount of a note remaining outstanding after a repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. We will be required to mail to holders of the notes a notice describing the transaction or transactions constituting the change of control triggering event and offering to repurchase the notes. The notice must be mailed within 30 days after any change of control triggering event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is mailed.

On the date specified for repurchase of the notes, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes; and

•	deliver to the trustee the repurchased notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that these requirements conflict with the provisions requiring repurchase of the notes, we will comply with these requirements instead of the repurchase provisions and will not be considered to have breached our obligations with respect to repurchasing the notes. Additionally, if an event of default exists under the indenture (which is unrelated to the repurchase provisions of the notes), including events of default arising with respect to other issues of debt securities, we will not be required to repurchase the notes notwithstanding these repurchase provisions.

We will not be required to comply with the obligations relating to repurchasing the notes if a third party instead satisfies them.

For purposes of the repurchase provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than us or one of our subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than us or one of our subsidiaries); or (c) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(y) immediately following that transaction, the direct or indirect holders of the voting stock of the holding company are substantially the same as the holders of our voting stock immediately prior to that transaction or (z) immediately following that transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (a) was a member of the Board of Directors on the date the notes were issued or (b) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the continuing directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended) selected by us as a replacement rating agency for a former rating agency.

“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (a) the occurrence of a change of control and (b) public notice of the occurrence of a change of control or our intention to effect a change of control; provided that a rating event will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if each rating agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

No Sinking Fund

The notes will not be subject to, or entitled to the benefit of, any sinking fund.

Defeasance Provisions

In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See the section entitled “Description of Debt Securities — Defeasance” in the accompanying prospectus for more information about what this means and how we may do this.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through DTC in the United States or through Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes, in the case of U.S. Holders (as defined below), the material United States federal income tax consequences and, in the case of Non-U.S. Holders (as defined below), the material United States federal income and estate tax consequences, of the acquisition, ownership and disposition of the notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are an initial purchaser of the notes who acquires the notes at their original issue price within the meaning of Section 1273 of the Code, which we assume will be the price indicated on the cover of this prospectus supplement, and holds the notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business.

This summary does not discuss all of the aspects of United States federal income and estate taxation which may be relevant to you in light of your particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the United States federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, insurance company, regulated investment company or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	a United States person that has a functional currency other than the dollar;

•	a partnership or other flow-through entity;

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person who owns the notes as part of a straddle, hedging transaction, constructive sale transaction or other risk-reduction transaction;

•	a tax-exempt entity;

•	a person who has ceased to be a United States citizen or to be taxed as a resident alien; or

•	a person who acquires the notes in connection with employment or other performance of services.

In addition, the following summary does not address all possible tax consequences related to acquisition, ownership and disposition of the notes. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, the potential application of the provision of the Code known as the Medicare tax on net investment income or the consequences arising under any tax treaty. We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and the provisions of any applicable partnership agreement. If you are a partner in a partnership, you should consult your tax advisor.

If you are considering acquiring notes, you should consult your tax advisor regarding the application of the United States federal income tax laws to your particular situation as well as any consequences arising under the laws of any state, local or foreign taxing jurisdictions or under any applicable tax treaty.

U.S. Holders

For purposes of this summary, you are a “U.S. Holder” if you are a beneficial owner of notes and for United States federal income tax purposes are:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation that is created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a United States person for United States federal income tax purposes.

Payment of Interest

The notes bear stated interest at a fixed rate. You generally must include stated interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for United States federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for United States federal income tax purposes.

In certain circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the notes. At our option, we may redeem part or all of the notes, as described in “Description of the Notes — Redemption,” for a price that may include an additional amount in excess of the principal amount of such notes. Based on applicable Treasury Regulations, we intend to take the position that this option to redeem will be presumed not to be exercised and, accordingly, the premium payable upon redemption will not affect the yield to maturity or the maturity date of the notes. If, contrary to our expectations, we redeem the notes, any premium paid to you should be taxed as capital gain under the rules described under “— Sale, Exchange or Redemption of Notes.” You should consult your tax advisor regarding the appropriate tax treatment of the amounts you receive upon a redemption, including any premium you receive.

In addition, upon the occurrence of a change of control triggering event, holders of the notes will have the right to require us to repurchase all or any part of the notes, as described in “Description of the Notes — Change of Control Offer to Purchase,” at a price that will include an additional amount in excess of the principal amount of the notes. We intend to take the position that the likelihood of such a repurchase is remote and accordingly that the possibility of a premium payable upon such a repurchase does not affect the yield to maturity or maturity date of the notes. A holder may not take a contrary position unless the holder discloses the contrary position to the IRS in the manner required by applicable Treasury Regulations. If we pay a premium on a repurchase upon the occurrence of a change of control triggering event, the premium should be treated as a capital gain under the rules described under “— Sale, Exchange or Redemption of Notes.”

Our position is not binding on the IRS. If the IRS takes a position contrary to that described above, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes (which is not expected to differ significantly from the actual yield on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the notes would be treated as ordinary income rather than as capital gain. The remainder of this discussion assumes that our position is respected.

Sale, Exchange or Redemption of Notes

You generally will recognize gain or loss upon the sale, exchange, redemption or other disposition of the notes equal to the difference between (a) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further taxable income), and (b) your tax basis in the notes. Your tax basis in a note generally will equal your initial tax basis (usually the amount you paid for the note).

Your gain or loss on the disposition of notes generally will be capital gain or loss. Such gain or loss will be long-term capital gain or loss if the notes have been held for more than one year at the time of disposition. Certain non-corporate U.S. Holders (such as individuals) may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder and is not treated as a partnership for United States federal income tax purposes.

Payment of Interest

Generally, subject to the discussion of backup withholding and FATCA (as defined below), if you are a Non-U.S. Holder, interest income that is not effectively connected with the conduct of a United States trade or business will not be subject to United States federal income or withholding tax under the “portfolio interest rule,” provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a controlled foreign corporation related to us actually or constructively through stock ownership;

•	you are not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) you provide an appropriate Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies your status as a non-United States person to us or the applicable withholding agent, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to us or the applicable withholding agent under penalties of perjury in which it certifies that a Form W-8, or a suitable substitute form, has been received by it from you or a qualifying intermediary and furnishes us or the applicable withholding agent with a copy of that form. The Form W-8 series includes Form W-8BEN, Form W-8BEN-E, Form W-8IMY (together with appropriate attachments), Form W-8ECI and Form W-8EXP.

If an appropriate Form W-8 has not been provided, FATCA withholding at a 30% rate may apply to interest and gross proceeds paid to you. See the discussion in “— FATCA.” Even if a Form W-8 has been provided and FATCA withholding is not applicable, interest on the notes that is not exempt from United States withholding tax as described above and is not effectively connected with a United States trade or business generally will be subject to United States withholding tax at a rate of 30% (or, if applicable, a lower treaty rate). We may be required to report annually to the IRS and to you the amount of interest paid to, and any tax withheld with respect to, you.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base, then you (although exempt from the 30% withholding tax) will generally be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

To claim the benefit of a tax treaty, avoid FATCA withholding (as described below) or claim the portfolio interest exemption or an exemption from withholding because the income is effectively connected with a United States trade or business, you generally must provide a properly executed Form W-8 or, in some cases, certain other appropriate documentation. Under the Treasury Regulations, you may under certain circumstances be required to provide a United States taxpayer or a foreign taxpayer identification number and make certain certifications. Special certification and other rules apply to payments made through qualified intermediaries. You should consult your tax advisor regarding the effect, if any, of these certification rules.

Sale, Exchange or Redemption of Notes

If you are a Non-U.S. Holder, you generally will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of the note. However, you will be subject to United States federal income tax if:

•	the gain is effectively connected with your conduct of a United States trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base); or

•	you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (as determined under the Code) and certain other conditions are met.

Additionally, if you fail to provide a Form W-8 and comply with certain other requirements, FATCA withholding of 30% may apply to gross proceeds paid to you on or after January 1, 2019. See the discussion in “— FATCA.”

Estate Taxes

If you are an individual Non-U.S. Holder and you hold a note at the time of your death, it will not be includable in your gross estate for United States estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with your conduct of a trade or business within the United States.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to payments to certain non-corporate U.S. Holders of principal and interest on a note and the proceeds of the sale of a note. If you are a U.S. Holder, you may be subject to backup withholding, at a current rate of 28%, when you receive interest with respect to the notes, or when you receive proceeds upon the sale, exchange, redemption or other disposition of the notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form that provides:

•	your correct taxpayer identification number; and

•	a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. Backup withholding is not an additional tax and amounts withheld may be refunded or credited against your United States federal income tax liability, provided you furnish required information to the IRS.

United States exempt recipients who fail to provide a Form W-9 or other appropriate documentation may be subject to FATCA withholding. See the discussion in “— FATCA.”

Non-U.S. Holders

If you are a Non-U.S. Holder, United States backup withholding will not apply to payments of interest on a note if you provide the statement described in “— Non-U.S. Holders — Payment of Interest,” provided that the payor does not have actual knowledge or reason to know that you are a United States person for United States federal income tax purposes. Information reporting requirements may apply, however, to payments of interest on a note.

Information reporting will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker:

•	is a United States person;

•	is a foreign person 50% or more of the gross income of which for certain periods is effectively connected with the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for United States federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in applicable Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

Notwithstanding the foregoing, payment of the proceeds of any such sale of a note effected outside the United States by a foreign office of any broker that is described in the preceding sentence will not be subject to information reporting if the broker has documentary evidence in its records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.

Payment of the proceeds of any sale effected outside the United States by a foreign office of a broker is not subject to backup withholding. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “— Non-U.S. Holders — Payment of Interest” or otherwise establish an exemption.

FATCA

Sections 1471 through 1474 of the Code and the Treasury Regulations promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose a requirement to withhold 30% of any interest on the notes, and, effective January 1, 2019, 30% of the gross proceeds from a sale of the notes, paid (i) to a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its United States accountholders and meets certain other requirements or (ii) to a non-financial foreign entity unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and meets certain other requirements. Foreign financial institutions located in jurisdictions that have intergovernmental agreements with the United States may be subject to different rules. If payment of this withholding tax is made, Non-U.S. Holders that are otherwise eligible for an exemption from, or reduction of, United States federal withholding taxes with respect to such interest or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. You should consult your tax advisor regarding the potential application of these withholding rules to your investment in the notes.

UNDERWRITING

Barclays Capital Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers. Subject to the terms and conditions of the underwriting agreement with us, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter:

Underwriters	Principal Amount of Notes
Barclays Capital Inc.	$
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.

Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the notes initially at the public offering prices set forth on the cover page of this prospectus supplement.

The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to     % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to     % of the principal amount of the notes. After the initial public offering, the underwriters may change the public offering prices and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay the underwriters in connection with this offering.

Paid by General Mills
Per Note		%
Total	$

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The total expenses of the offering, excluding underwriting discounts and commissions, are estimated to amount to approximately $        .

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We expect to deliver the notes against payment for the notes on the fifth business day following the date of the pricing of the notes (“T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

In connection with this offering, the underwriters may, subject to applicable laws and regulations, purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering, if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have engaged in, and may in the future engage in, financial advisory, investment banking, lending and other transactions in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions. The underwriters and their affiliates are lenders, agents or bookrunners under our existing credit facilities. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. If any of the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

Notice to Canadian Residents

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the notes described herein. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the notes and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the notes in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of notes acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the notes outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the notes will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106

Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the notes and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the notes or with respect to the eligibility of the notes for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the notes described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the joint book-running managers for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require a prospectus to be published pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, the expression “Prospectus Directive” means European Directive 2003/71/EC (as amended, including by Directive 2010/73/UE), and includes any relevant implementing measure in the relevant member state.

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) of the United Kingdom) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

This prospectus supplement and accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF THE NOTES

The validity of the notes offered hereby will be passed upon for us by Dorsey & Whitney LLP and for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements and related financial statement schedule of General Mills, Inc. and subsidiaries as of May 29, 2016 and May 31, 2015, and for each of the fiscal years in the three-year period ended May 29, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of May 29, 2016 have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus supplement and the accompanying prospectus, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

General Mills, Inc.

Debt Securities

General Mills, Inc. from time to time may offer to sell debt securities. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You May Find More Information About General Mills” before you invest in the debt securities.

We may sell the debt securities through underwriters or dealers, directly to one or more purchasers, or through agents on a continuous or delayed basis. The prospectus supplement will include the names of underwriters, dealers or agents, if any, retained. The prospectus supplement also will include the purchase price of the debt securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation.

Investing in the debt securities involves risks. See “Risk Factors” on page 1 of this prospectus and, if applicable, any risk factors described in any applicable prospectus supplement and in our periodic reports and other information that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 20, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the Securities Act. Under this shelf registration, we may sell the debt securities described in this prospectus. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the debt securities we are offering under this prospectus. You can read that registration statement at the SEC web site at http://www.sec.gov or at the SEC office mentioned under the heading “Where You May Find More Information About General Mills.”

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the debt securities offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus of the debt securities described herein shall under any circumstances imply, and you should not assume, that the information provided by this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this prospectus or of any sale of our debt securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless otherwise specified, all references in this prospectus to “General Mills,” “we,” us” and “our” are to General Mills, Inc. and its consolidated subsidiaries.

All references in this prospectus to “$” and “dollars” are to United States dollars.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC. It is possible that our business, prospects, financial condition and results of operations could be materially adversely affected by any of these risks. The applicable prospectus supplement for any debt securities we may offer may contain a discussion of additional risks applicable to an investment in us and the particular type of debt securities we are offering under that prospectus supplement.

WHERE YOU MAY FIND MORE INFORMATION ABOUT GENERAL MILLS

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference facilities and its copy charges.

The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and, where applicable, modify or supersede the information included or incorporated by reference in this prospectus. We incorporate by reference the documents listed below (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, or the Exchange Act, in accordance with the Exchange Act and applicable SEC rules) and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all debt securities offered hereunder have been sold or that deregisters all debt securities then remaining unsold:

•	our Annual Report on Form 10-K for the fiscal year ended May 25, 2014;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 24, 2014 and November 23, 2014; and

•	our Current Reports on Form 8-K filed with the SEC on May 30, 2014, June 30, 2014, September 8, 2014, September 18, 2014 (as amended by Form 8-K/A filed on September 30, 2014), September 29, 2014, October 21, 2014, November 3, 2014 and January 8, 2015.

You may request a copy of these filings (excluding exhibits to those documents unless they are specifically incorporated by reference into those documents) at no cost by writing or telephoning us at the following address and phone number:

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

Attention: Corporate Secretary

(763) 764-7600

ABOUT GENERAL MILLS

We are a leading global manufacturer and marketer of branded consumer foods sold through retail stores. We are also a leading supplier of branded and unbranded food products to the foodservice and commercial baking industries. As of May 25, 2014, we manufactured our products in 16 countries and marketed them in more than 100 countries. In addition to our consolidated operations, we have 50 percent interests in two strategic joint ventures that manufacture and market food products sold in more than 130 countries worldwide. Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

We were incorporated under the laws of the State of Delaware in 1928. As of May 25, 2014, we employed approximately 43,000 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; our telephone number is (763) 764-7600. Our internet web site address is http://www.generalmills.com. The contents of this web site are not deemed to be a part of this prospectus. See “Where You May Find More Information About General Mills” for details about information incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the debt securities described in this prospectus will be added to our general funds and may be used:

•	to meet our working capital requirements;

•	to redeem or repurchase outstanding securities;

•	to refinance debt;

•	to finance acquisitions; or

•	for general corporate purposes.

If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the periods indicated is set forth below.

Six-Month Period Ended	Fiscal Year Ended
November 23, 2014	May 25, 2014	May 26, 2013	May 27, 2012	May 29, 2011	May 30, 2010

5.92	8.04	7.62	6.26	7.03	6.42

For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings before income taxes and after-tax earnings of joint ventures, distributed income of equity investees, fixed charges and amortization of capitalized interest, net of interest capitalized. Fixed charges represent gross interest expense (excluding interest on taxes) and subsidiary preferred distributions to noncontrolling interest holders, plus one-third (the proportion deemed representative of the interest factor) of rent expense.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may offer using this prospectus and the related indenture. This section is only a summary and does not purport to be complete. You must look to the relevant form of debt security and the indenture, as may be supplemented, for a full understanding of all terms of any series of debt securities. These forms and the indenture have been or will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You May Find More Information About General Mills” for information on how to obtain copies.

A prospectus supplement will describe the specific terms of any particular series of debt securities, including any of the terms in this section that will not apply to that series, and any special considerations, including tax considerations, applicable to those debt securities. The prospectus supplement relating to each series of debt securities that we offer using this prospectus will be attached to the front of this prospectus. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement, known as a “pricing supplement.” If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

We may issue an unlimited amount of debt securities using this prospectus. We may also issue debt securities pursuant to the indenture in transactions that are exempt from the registration requirements of securities laws.

General

We may issue any of our debt securities either separately or together with, on conversion of or in exchange for other securities.

None of the debt securities described in this prospectus will be secured by any of our property or assets. Accordingly, you will be one of our unsecured creditors.

We may issue debt securities as original issue discount securities, which are debt securities that are offered and sold at a discount, which may be substantial, below their stated principal amount. The prospectus supplement relating to any original issue discount securities will describe United States federal income tax consequences and other special considerations applicable to them. We may also issue debt securities as indexed securities or securities denominated in foreign currencies or currency units, which will be described in more detail in the prospectus supplement relating to those debt securities.

What is an Indenture?

As required by United States federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between us and a trustee. The trustee has two main roles:

1.	The trustee can enforce your rights against us if we default. Defaults are described under “— Default and Related Matters — What is an Event of Default?” There are some limitations on the extent to which the trustee acts on your behalf, described under “— Default and Related Matters — Remedies if an Event of Default Occurs.”

2.	The trustee also performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell them and sending you notices.

The debt securities will be issued under an indenture dated February 1, 1996, as supplemented, between us and U.S. Bank National Association, as trustee. We may issue as many distinct series of debt securities under the indenture as we wish. The indenture does not limit the principal amount of debt securities that we may issue under it. The indenture is governed by New York law and will be qualified under the Trust Indenture Act of 1939.

Our Trustee

U.S. Bank National Association, as trustee under the indenture, has been appointed by us as paying agent and registrar with regard to the debt securities. The trustee also acts as an agent for the issuance of our United States commercial paper. The trustee and its affiliates currently provide cash management and other banking and advisory services to us in the normal course of business and may from time to time in the future provide other banking and advisory services to us in the ordinary course of business, in each case in exchange for a fee.

Specific Terms of Each Series of Debt Securities

The prospectus supplement (including any separate pricing supplement) relating to any series of debt securities that we offer using this prospectus will describe the amount, price and other specific terms of the offered debt securities, including the following, if applicable:

•	their title;

•	any limit on their aggregate principal amount;

•	their purchase price;

•	the date or dates on which the principal will be payable;

•	the rate or rates, which may be fixed or variable, at which they will bear interest, if any, and the date or dates from which that interest will accrue;

•	the dates on which interest, if any, on them will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions or provisions for their redemption at our option;

•	the date, if any, after which and the price or prices at which they may be redeemed in accordance with any optional or mandatory redemption provisions and the other detailed terms and provisions of those optional or mandatory redemption provisions;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which they will be issuable;

•	if other than their principal amount, the portion of their principal amount that will be payable upon the declaration of acceleration of their maturity;

•	the currency of payment of principal, premium, if any, and interest on them;

•	any index used to determine the amount of payment of principal, premium, if any, and interest on them;

•	whether the provisions described under “— Defeasance” below apply;

•	whether and upon what terms that series of debt securities may be converted into or exchanged for other of our securities or securities of third parties, and the securities that the series may be converted into or exchanged for;

•	any covenants or events of default that are in addition to, modify or delete those described in this prospectus;

•	whether they will be issued only in the form of one or more global securities as described under “— Legal Ownership; Street Name and Indirect Holders; Global Securities” below, and, if so, the relevant depositary or its nominee and the circumstances under which a global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special features.

Legal Ownership; Street Name and Indirect Holders; Global Securities

Who is the Legal Owner? Our obligations with respect to the debt securities, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the registered holders of the debt securities. We do not have direct obligations to investors who hold the debt securities indirectly, either because they choose to do so or because the relevant series of debt securities has been issued only in the form of global securities, as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as an indirect holder but fails to do so.

What is “Street Name” Ownership? One common form of indirect ownership is known as holding in “street name.” This is the phrase used to describe investors who hold securities in accounts at banks or brokers. We generally will not recognize investors who hold debt securities in this manner as the legal holders of those securities. Instead, we will generally recognize as the legal holder only the bank or broker or the financial institution that the bank or broker uses to hold the debt securities. The intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in the agreements with their customers or because they are legally required to do so.

If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	how it would pursue rights under the debt securities if there were a default or other events triggering the need for direct holders to act to protect their interests; and

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below (if that option is available with respect to that debt security, which it may not be).

What is a Global Security? If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that a global security be registered in the name of a financial institution that we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below under “— Special Situations when a Global Security will be Terminated” occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person who wishes to own a debt security that is issued as a global security may only do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize the investor as a direct holder of debt securities and will instead deal only with the depositary that holds the global security. If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

•	you ordinarily cannot get those debt securities registered in your own name;

•	you ordinarily cannot receive physical certificates for your interest in those debt securities;

•	you must look to your bank or broker for payments on and protection of your legal rights relating to those debt securities;

•	you may not be able to sell interests in those debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security;

•	neither we nor the trustee have any responsibility for any aspect of the depositary’s actions or for its records of ownership in the global security;

•	neither we nor the trustee supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using immediate funds for settlement.

Special Situations when a Global Security will be Terminated. In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name as the direct holder under these circumstances.

The special situations for termination of a global security are:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

•	if we notify the trustee that we wish to terminate the global security; or

•	if an event of default on the debt securities has occurred and has not been cured (defaults are discussed below under “— Default and Related Matters”).

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary, not us or the trustee, is responsible for determining the names of the institutions that will be the initial direct holders.

In the remainder of this description and in the descriptions of the terms of the debt securities, “you” means direct holders and not street name or other indirect holders.

Form, Exchange and Transfers

The debt securities will be issued only in fully registered form, without interest coupons, and unless otherwise indicated in the prospectus supplement, in denominations of $1,000 and any integral multiples of $1,000.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations as long as the total principal amount of the series is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the entity performing the role of maintaining the list of registered direct holders, which is called the “security registrar,” is satisfied with your proof of ownership.

The security registrar also serves as the transfer agent to perform transfers. The trustee will act as the security registrar and transfer agent. We may change this appointment to another entity or perform it ourselves. If we have designated other or additional registrars or transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular registrar or transfer agent. We may also approve a change in the office through which any registrar or transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all of them, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global security, only the depositary will be entitled to transfer and exchange the debt security as described in this section since the depositary will be the sole holder of the debt security. See “— Legal Ownership; Street Name and Indirect Holders; Global Securities” above.

Payment and Paying Agents

Unless we say otherwise in the applicable prospectus supplement, we will pay interest to you if you are a registered holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day is called the regular record date and will be stated in the prospectus supplement.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to apportion interest fairly between buyer and seller.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee (which initially will also act as paying agent) in New York City. That office is currently located at 100 Wall Street, Suite 1600, New York, New York 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks directly to the registered holders at their address appearing in the security register.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also authorize paying agents other than the trustee to make payments on the notes on our behalf, including choosing to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount becomes due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee or any other paying agent.

If you are a street name or other indirect holder, you should consult your bank or broker for information on how you will receive payments.

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Mergers and Similar Events

We are generally permitted under the indenture to consolidate or merge with another company. We are also permitted to sell or lease some or all of our assets to another company. However, we may not take any of these actions unless the following conditions, among others, are met:

•	where we merge out of existence or sell or lease substantially all our assets, the other company must be a corporation, limited liability company, partnership or trust organized under the laws of a state or the District of Columbia or under United States federal law and it must expressly agree in a supplemental indenture to be legally responsible for the debt securities; and

•	the merger, sale of assets or other transaction must not bring about a default on the debt securities (for purposes of this test, a default would include an event of default described below under “— Default and Related Matters” and any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded).

You should know that there is no precise, established definition of what would constitute a sale or lease of substantially all of our assets under applicable law and, accordingly, there may be uncertainty as to whether a sale or lease of less than all of our assets would subject us to this provision.

If we merge out of existence or transfer (except through a lease) substantially all our assets, and the other firm becomes our successor and is legally responsible for the debt securities, we will be relieved of our own responsibility for the debt securities.

It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in our property over other lenders or over our general creditors if we fail to repay them. We have promised the holders of the debt securities to limit these preferential rights, called “liens,” as discussed below under “— Certain Restrictive Covenants — Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries,” or grant an equivalent lien to the holders of the debt securities.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. These include:

•	change of the stated due date for payment of principal or interest on a debt security;

•	reduction in the principal amount of, the rate of interest payable on or any premium payable upon redemption of a debt security;

•	reduction in the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change in the place or currency of payment on a debt security;

•	impairment of your right to sue for payment on a debt security on or after the due date for such payment;

•	reduction in the percentage of direct holders of debt securities whose consent is required to modify or amend the indenture;

•	reduction in the percentage of holders of debt securities whose consent is required under the indenture to waive compliance with provisions of, or to waive defaults under, the indenture; and

•	modification of any of the provisions described above or other provisions of the indenture dealing with waiver of defaults or covenants under the indenture, except to increase the percentages required for such waivers or to provide that other provisions of the indenture cannot be changed without the consent of each direct holder affected by the change.

Changes Not Requiring Approval. Second, changes may be made by us and the trustee without any vote by holders of debt securities. These include:

•	evidencing the assumption by a successor of our obligations under the indenture and the debt securities;

•	adding to our covenants for the benefit of the holders of debt securities, or surrendering any of our rights or powers under the indenture;

•	adding other events of default for the benefit of holders of debt securities;

•	making such changes as may be necessary to permit or facilitate the issuance of debt securities in bearer or uncertificated form;

•	establishing the forms or terms of debt securities of any series;

•	evidencing the acceptance of appointment by a successor trustee; and

•	curing any ambiguity, correcting any indenture provision that may be defective or inconsistent with other indenture provisions or making any other change that does not adversely affect the interests of the holders of the debt securities of any series in any material respect.

Changes Requiring a Majority Vote. Third, we need a vote by direct holders of debt securities owning at least a majority of the principal amount of each series affected by the change to make any other change to the indenture that is not of the type described in the preceding two paragraphs. A majority vote of this kind is also required to obtain a waiver of any past default, except a payment default on principal or interest or concerning a provision of the indenture that cannot be changed without the consent of the direct holder.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of those debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security determined by our board of directors or described in the applicable prospectus supplement; and

•	for debt securities denominated in one or more foreign currencies or currency units, we will use the dollar equivalent, as determined by our board of directors or as described in the applicable prospectus supplement.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if owned by us or one of our affiliates or if we have deposited or set aside money in trust for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “— Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In some circumstances, generally related to a default by us on the debt securities, the trustee will be entitled to set a record date for action by holders.

If you are a street name or other indirect holder, you should consult your bank or broker for information on how approval may be granted or denied if we wish to change the indenture or the debt securities or request a waiver.

Defeasance

The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement.

Full Defeasance. If there is a change in United States federal tax law as described below, we could legally release ourselves from any payment or other obligations on the debt securities of any or all series, called “full defeasance,” if we put in place the following arrangements for you to be repaid:

•	we must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of those debt securities money or specified United States government securities or a combination of these that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates;

•	there must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities ourselves (under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust, in which case you could recognize gain or loss on those debt securities); and

•	we must deliver to the trustee a legal opinion confirming the United States tax law change described above.

In addition, no default must have occurred and be continuing with respect to those debt securities at the time the deposit is made (and, with respect only to bankruptcy and similar events, during the 90 days following the deposit), and we have delivered a certificate and a legal opinion to the effect that the deposit does not:

•	cause any outstanding debt securities that may then be listed on a securities exchange to be delisted;

•	cause the trustee to have a “conflicting interest” within the meaning of the Trust Indenture Act of 1939;

•	result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are party or by which we are bound; and

•	result in the trust arising from it constituting an “investment company” within the meaning of the Investment Company Act of 1940 (unless we register the trust, or find an exemption from registration, under that Act).

If we ever did accomplish full defeasance, you would have to rely solely on the trust deposit, and could no longer look to us, for repayment on the debt securities of the affected series. Conversely, the trust deposit would likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance. Under current United States federal tax law, we can make the same type of deposit described above and be released from many of the covenants in any or all series of debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	make the same deposit of money and/or United States government securities described above under “— Full Defeasance;”

•	deliver to the trustee a legal opinion confirming that under current United States federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities ourselves; and

•	comply with the other conditions precedent described above under “— Full Defeasance.”

If we accomplish covenant defeasance, the following provisions, among others, would no longer apply:

•	the events of default relating to breach of covenants described below under “— Default and Related Matters — What is an Event of Default?;” and

•	any promises regarding conduct of our business, such as those described under “— Certain Restrictive Covenants” below and any other covenants applicable to the series of debt securities and described in the prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there is a shortfall in the trust deposit. Depending on the event causing the default, however, you may not be able to obtain payment of the shortfall.

Redemption

We May Choose to Redeem Your Debt Securities. We may be able to pay off your debt securities before their normal maturity. If we have this right with respect to your specific debt securities, the right will be described in the applicable prospectus supplement, which will also specify when we can exercise this right and how much we will have to pay in order to redeem your debt securities.

If we choose to redeem your debt securities, we will mail written notice to you not less than 30 days prior to redemption and not more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your debt securities when they are subject to redemption, as described above under “— Form, Exchange and Transfers.”

Default and Related Matters

You will have special rights if an event of default occurs and is not cured.

What is an Event of Default? For each series of debt securities the term “event of default” means any of the following:

•	we do not pay interest on a debt security of that series within 30 days of its due date;

•	we do not pay the principal or any premium on a debt security of that series on its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, when such a deposit is due, if we agree to maintain a sinking fund with respect to that series;

•	we remain in breach of any restrictive covenant with respect to that series or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach (the notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series);

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

Remedies if an Event of Default Occurs. In the event of our bankruptcy, insolvency or other similar proceeding, all of the debt securities will automatically be due and immediately payable. If a non-bankruptcy event of default has occurred with respect to any series and has not been cured, the trustee or the direct holders of not less than 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity.”

A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series if any other defaults on those debt securities have been waived or cured and we pay or deposit with the trustee an amount sufficient to pay the following with respect to the debt securities of that series:

•	all overdue interest;

•	principal and premium, if any, which has become due, other than as a result of the acceleration, plus any interest on that principal;

•	interest on overdue interest, to the extent that payment is lawful; and

•	amounts paid or advanced by the trustee and reasonable trustee compensation and expenses.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any direct holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in exercising any trust or power conferred on the trustee under the indenture.

Before you may bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt securities of any series, the following must occur:

•	you must give the trustee written notice that an event of default with respect to the debt securities of that series has occurred and remains uncured;

•	the direct holders of at least 25% in principal amount of all outstanding debt securities of that series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against any cost and liabilities of taking that action;

•	the trustee must not have received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice; and

•	the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Every year we will certify in a written statement to the trustee that we are in compliance with the indenture and each series of debt securities or specify any default that we know about.

If you are a street name or other indirect holder, you should consult your bank or broker for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration of maturity.

Conversion or Exchange Rights

Unless otherwise described in the prospectus supplement, the debt securities are not convertible or exchangeable for shares of our common stock.

Ranking of Debt Securities

The debt securities are not subordinated to any of our other unsecured debt obligations and, therefore, they rank equally with all our other unsecured and unsubordinated indebtedness. The debt securities will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to all liabilities of our subsidiaries.

Certain Restrictive Covenants

The indenture contains restrictive covenants that will apply to all debt securities issued under it unless we say otherwise in the applicable prospectus supplement, the most significant of which are described below.

Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors, if we fail to pay them back. These preferential rights are called “liens.” In the indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on:

•	any flour mill, manufacturing or packaging plant or research laboratory located in the United States or Canada owned by us or one of our current or future United States or Canadian operating subsidiaries; or

•	any stock or debt issued by one of our current or future United States or Canadian operating subsidiaries unless we also secure all the debt securities that are still outstanding under the indenture equally with the indebtedness being secured. This promise does not restrict our ability to sell or otherwise dispose of our interests in any United States or Canadian operating subsidiary.

These requirements do not apply to liens:

•	existing on February 1, 1996 and any extensions, renewals or replacements of those liens;

•	relating to the construction, improvement or purchase of a flour mill, plant or laboratory;

•	in favor of us or one of our United States or Canadian operating subsidiaries;

•	in favor of governmental units for financing construction, improvement or purchase of our property;

•	existing on any property, stock or debt existing at the time we acquire it, including liens on property, stock or debt of a United States or Canadian operating subsidiary at the time it became our United States or Canadian operating subsidiary;

•	relating to the sale of our property;

•	for work done on our property;

•	relating to workers’ compensation, unemployment insurance and similar obligations;

•	relating to litigation or legal judgments;

•	for taxes, assessments or governmental charges not yet due; or

•	consisting of easements or other restrictions, defects in title or encumbrances on our real property.

We may also avoid securing the debt securities equally with the indebtedness being secured if the amount of the indebtedness being secured plus the value of any sale and lease back transactions, as described below, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

If a merger or other transaction would create any liens that are not permitted as described above, we must grant an equivalent lien to the direct holders of the debt securities.

Limitation on Sale and Leaseback Transactions. In the indenture, we also promise that we and our United States and Canadian operating subsidiaries will not enter into any sale and leaseback transactions on any of our flourmills, manufacturing or packaging plants or research laboratories located in the United States or Canada owned by us or one of our current or future United States or Canadian operating subsidiaries (referred to in the indenture as “principal properties”) unless we satisfy some restrictions. A sale and leaseback transaction involves our sale to a lender or other investor of a property of ours and our leasing back that property from that party for more than three years, or a sale of a property to, and its lease back for three or more years from, another person who borrows the necessary funds from a lender or other investor on the security of the property.

We may enter into a sale and leaseback transaction covering any of our principal properties only if:

•	it falls into the exceptions for liens described above under “— Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries”; or

•	within 180 days after the property sale, we set aside for the retirement of funded debt, meaning notes or bonds that mature at or may be extended to a date more than 12 months after issuance, an amount equal to the greater of:

•	the net proceeds of the sale of the principal property, or

•	the fair market value of the principal property sold, and in either case, minus

•	the principal amount of any debt securities delivered to the trustee for retirement within 120 days after the property sale, and

•	the principal amount of any funded debt, other than debt securities, voluntarily retired by us within 120 days after the property sale; or

•	the attributable value, as described below, of all sale and leaseback transactions plus any indebtedness that we incur that, but for the exception in the second to last paragraph of “— Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries” above, would have required us to secure the debt securities equally with it, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

We determine the attributable value of a sale and leaseback transaction by choosing the lesser of (1) or (2) below:

1.	sale price of the leased property	×	remaining portion of the
base term of the lease
the base term of the lease

2.	the total obligation of the lessee for rental payments during the remaining portion of the base term of the lease, discounted to present value at the highest interest rate on any outstanding series of debt securities. The rental payments in this calculation do not include amounts for property taxes, maintenance, repairs, insurance, water rates and other items that are not payments for the property itself.

PLAN OF DISTRIBUTION

We may sell the debt securities through underwriters or dealers, directly to one or more purchasers, or through agents. The prospectus supplement will include the names of underwriters, dealers or agents retained. The prospectus supplement also will include the purchase price of the debt securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the debt securities may be listed.

We may offer the debt securities to the public through underwriting syndicates managed by managing underwriters or through underwriters without a syndicate. If underwriters are used, the underwriters will acquire the debt securities for their own account. They may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the debt securities offered if any of the debt securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Unless the prospectus supplement states otherwise, all debt securities will be new issues of debt securities with no established trading market. Any underwriters who purchase debt securities from us for public offering and sale may make a market in the debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance concerning the liquidity of the trading market for any debt securities.

In order to facilitate the offering of the debt securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other securities, the prices of which may be used to determine payments on the debt securities. Specifically, the underwriters may over-allot in connection with any such offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the debt securities or of any other securities, the underwriters may bid for, and purchase, the debt securities or any other securities in the open market. Finally, in any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of their businesses.

One or more firms, referred to as “remarketing firms,” may also offer or sell the debt securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the debt securities in accordance with a redemption or repayment pursuant to the terms of the debt securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the debt securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase debt securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions included in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

Unless indicated in the applicable prospectus supplement, we do not expect to list the debt securities on a securities exchange.

VALIDITY OF DEBT SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the debt securities will be passed upon for us by Dorsey & Whitney LLP.

EXPERTS

The consolidated financial statements and related financial statement schedule of General Mills, Inc. and subsidiaries as of May 25, 2014 and May 26, 2013, and for each of the fiscal years in the three-year period ended May 25, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of May 25, 2014 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

$

General Mills, Inc.

    % Notes due 2027

PROSPECTUS SUPPLEMENT

January     , 2017

Joint Book-Running Managers

Barclays

Citigroup

Deutsche Bank Securities